Exhibit 99.1

INTERNATIONAL PLACE 6400 POPLAR AVENUE MEMPHIS, TN 38197

News Release

International Paper Preliminary Second Quarter 2007

Results Up 73 Percent Year Over Year

Preliminary Earnings from Continuing Operations Before Special Items of $0.52 Per Share Highest Since 2000

•	Earnings per share from continuing operations and before special items rose to $0.52 from $0.45 in the first quarter of 2007 and $0.30 in the 2006 second quarter.

•	Second-quarter 2007 net earnings totaled $0.44 per share, compared with net earnings of $0.97 per share in the prior quarter and $0.17 per share in the second quarter of 2006.

•	Net sales for the quarter were $5.3 billion, versus $5.2 billion in the first quarter and $5.7 billion in the second quarter of 2006.

MEMPHIS, Tenn.—Aug. 2, 2007—International Paper (NYSE: IP) today reported preliminary second-quarter 2007 net earnings of $190 million ($0.44 per share) compared with first-quarter net earnings of $434 million ($0.97 per share) and $83 million ($0.17 per share) in the second quarter of 2006. Amounts in all periods include special items, including a $264 million ($0.59 per share) after-tax gain on sales of businesses in the 2007 first quarter.

Diluted Earnings Per Share Summary

	Second Quarter 2007	First Quarter 2007	Second Quarter 2006
Net Earnings	$0.44	$0.97	$0.17
Discontinued Operations:
(Gain) Loss on sale or impairment	0.02	0.06	(0.15)
(Earnings) Loss from Operations	—	(0.01)	0.11

	0.02	0.05	(0.04)

Earnings from Continuing Operations	0.46	1.02	0.13
Net Special Items Expense (Income)	0.06	(0.57)	0.17

Earnings from Continuing Operations and Before Special Items	$0.52	$0.45	$0.30

Earnings from continuing operations and before special items in the second quarter of 2007 were $223 million ($0.52 per share), compared with $203 million ($0.45 per share) in the first quarter and $145 million ($0.30 per share) in the second quarter a year ago.

Quarterly net sales were $5.3 billion, essentially flat with $5.2 billion in the first quarter and down slightly from $5.7 billion in the second quarter of 2006, primarily reflecting 2006 sales from the U.S. coated papers business, which was sold in August 2006.

Industry segment operating profits rose to $572 million for the 2007 second quarter versus $530 million in the prior quarter and $552 million in the second quarter of 2006. The increase reflects continued strong average price realizations and solid manufacturing operations.

“We had a solid second quarter, our best since 2000,” said International Paper Chairman and Chief Executive Officer John Faraci. “We’re seeing continued margin expansion quarter-to-quarter, because of solid operations improvement, improved pricing and stable volumes. In our business outside North America, demand for papers and packaging continues to grow. Earnings were impacted somewhat by higher raw material costs, planned maintenance outage costs, and expenses at our Pensacola, Fla., mill related to maintenance and the conversion of a paper machine to lightweight linerboard production; however, those factors were offset by ongoing results of profit-improvement initiatives.”

Commenting on the third quarter of 2007, Faraci said, “We expect somewhat stronger earnings from continuing operations, with continued cost reduction and pricing improvement in some markets, including pulp and packaging, as well as higher land sales. Input costs will remain high, but we anticipate continued operations improvement and cost reduction across our global manufacturing base, as well as lower mill maintenance shutdown expenses in the quarter. “

SEGMENT INFORMATION

Second-quarter 2007 segment operating profits and business trends compared with the previous quarter are as follows:

Operating profits for Printing Papers were $249 million, up from first-quarter operating profits of $231 million. The increase is due to improved results in the European papers, U.S. pulp, and Brazilian papers businesses, including the first full quarter of operating results from the recently acquired Luiz Antonio mill in Brazil. These factors more than offset costs of planned maintenance outages and high raw materials costs in the U.S. uncoated papers business.

Industrial Packaging operating profits were strong, increasing 35 percent to $139 million from $103 million in the prior quarter. Higher operating profits were driven by higher containerboard and U.S. box shipments, fewer planned maintenance outages than in first quarter, and better manufacturing operations. The Pensacola, Fla., mill maintenance and conversion expenses negatively impacted results.

Consumer Packaging operating profits declined to $48 million from $61 million in the first quarter, mainly due to more planned mill outages in the U.S. coated paperboard business and higher input and other costs across the segment. Volume, price and mill operations were otherwise solid in the sector, and the foodservice business posted record profits for the quarter.

The company’s distribution business, xpedx, again reported record quarterly operating profits of $38 million compared with prior–quarter results of $29 million. Sales revenues increased in part because of seasonally stronger facility and packaging supplies markets. Margins and mix were slightly stronger than in first quarter, with continued excellent cost control.

Forest Products operating profits were $98 million, about flat with first-quarter operating profits of $100 million. While land sales are difficult to forecast within a quarter, the company expects third-quarter earnings from land sales to total between $110 million and $140 million. The company’s objective in managing the sale of its remaining lands is to earn maximum value for shareowners.

Net corporate expense totaled $179 million for the quarter, compared with $164 million in the first quarter and $179 million in the 2006 second quarter. The increase principally reflects higher benefit-related costs. Compared with the 2006 second quarter, the benefits from lower pension expense were offset by higher benefit-related costs.

EFFECTIVE TAX RATE

The effective tax rate from continuing operations and before special items for the second quarter of 2007 was 29 percent, compared with a tax rate of 32 percent in the first quarter and 34 percent in the second quarter of 2006. The 2007 second-quarter rate includes $7 million of benefits related to tax audit settlements and other matters during the quarter.

DISCONTINUED OPERATIONS

Discontinued operations for the 2007 second quarter include pre-tax charges of $11 million ($7 million after taxes) for adjustments related to the previously sold wood products and beverage packaging businesses, and the second-quarter operating losses of these businesses.

Discontinued operations for the 2007 first quarter included a $21 million pre-tax gain ($9 million after taxes) relating to the sale of wood products operations, a pre-tax loss of $9 million ($35 million after taxes) for losses on sales of the beverage packaging and kraft papers businesses, a pre-tax credit of $10 million ($6 million after taxes) for additional duty refunds received relating to our former Weldwood of Canada Limited business, and the first-quarter operating results of the beverage packaging and wood products businesses.

Discontinued operations for the 2006 second quarter included a $16 million pre-tax charge ($10 million after taxes) to reduce the carrying value of the kraft papers business to its estimated fair value, and the second-quarter operating results of the kraft papers, wood products, beverage packaging and Brazilian coated papers businesses.

EFFECTS OF SPECIAL ITEMS

Special items in the second quarter of 2007 consisted of a $26 million pre-tax charge ($16 million after taxes) for organizational restructuring programs associated with the company’s transformation plan, including $17 million ($11 million after taxes) of accelerated depreciation expense for long-lived assets being removed from service, and a pre-tax gain of $1 million (a loss of $7 million after taxes) for adjustments to estimated losses on sales of businesses previously sold.

Special items in the first quarter of 2007 included an $18 million pre-tax charge ($11 million after taxes) for severance and other charges associated with the company’s transformation plan, and a pre-tax gain of $314 million ($264 million after taxes) from the sale of the Arizona Chemical business, the asset exchange for the Luiz Antonio mill in Brazil, and adjustments related to the previously sold coated papers business.

Special items in the second quarter of 2006 included a pre-tax charge of $53 million ($32 million after taxes), consisting of $49 million ($29 million after taxes) for severance and other charges associated with the company’s transformation plan and a $4 million pre-tax charge ($3 million after taxes) for legal settlements; a pre-tax credit of $62 million ($39 million after taxes) for gains on sales of U.S. forestlands included in the transformation plan; and a pre-tax loss of $137 million ($90 million after taxes) on sales and impairments of businesses held for sale.

EARNINGS WEBCAST

The company will hold a webcast to review earnings at 10 a.m. Eastern Daylight Time / 9 a.m. Central Daylight Time today. All interested parties are invited to listen to the webcast live via the company’s Internet site at http://www.internationalpaper.com by clicking on the Investors tab and going to the Presentations page. A replay of the webcast will also be available on the Web site beginning at noon today. Parties who wish to participate in the webcast via teleconference may dial (706) 679-8242 or, within the U.S. only, (877) 316-2541 and ask to be connected to the International Paper 2Q 2007 Earnings Call. The conference ID number is 2896733. Participants should call in no later than 9:45 a.m. EDT/8:45 CDT. An audio-only replay will be available for four weeks following the call. To access the replay, dial (706) 645-9291 or, within the U.S. only, (800) 642-1687, and when prompted for the conference ID, enter “2896733.”

International Paper (NYSE:IP), founded in 1898, is a global uncoated paper and packaging company with primary markets and manufacturing operations in North America, Europe, Russia, Latin America, Asia and North Africa. Its uncoated papers and packaging businesses are complemented by xpedx, North America’s largest distributor of printing papers and graphics supplies and equipment. Headquartered in the United States, International Paper employs approximately 54,000 people in more than 20 countries, and serves customers worldwide. Annual sales are about $22 billion. International Paper partners with customers and environmental, academic, civic and governmental organizations, as well as landowners and harvesting professionals, to encourage responsible forest stewardship, improve the health and productivity of forestlands and increase recovery of our recyclable products. The company has a long-standing policy of using no wood from endangered forests. To learn more about International Paper, its products and commitment to economic, social and environmental sustainability, visit www.internationalpaper.com.

This release contains forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to: (i) industry conditions, including changes in the cost or availability of raw materials and energy, changes in transportation costs, competition, changes in the company’s product mix and demand and pricing for the company’s products; (ii) market and economic factors, including changes in international conditions, specifically in Brazil, Russia, Poland and China, changes in currency exchange rates, changes in credit ratings issued by nationally recognized statistical rating organizations, pension and healthcare costs and natural disasters, such as hurricanes; (iii) the company’s ability to realize anticipated profit improvement from its transformation plan, and the ability to invest proceeds with attractive financial returns; and (iv) unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and the uncertainty of the costs and other effects of potential litigation. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

###

Contacts:

Media: Amy Sawyer, 901-419-4312; Investors: Brian McDonald, 901-419-4957 and Ann-Marie Donaldson, 901-419-4967

INTERNATIONAL PAPER COMPANY

Consolidated Statement of Earnings

Preliminary and Unaudited

(In millions, except per share amounts)

	Three Months Ended June 30,				Three Months Ended March 31, 2007		Six Months Ended June 30,
	2007		2006				2007		2006
Net Sales	$5,291		$5,716		$5,217		$10,508		$11,242

Costs and Expenses
Cost of products sold	3,881		4,271		3,851		7,732		8,439
Selling and administrative expenses	441		457		435		876		929
Depreciation, amortization and cost of timber harvested	269		282		262		531		596
Distribution expenses	254		276		256		510		561
Taxes other than payroll and income taxes	47		55		42		89		108
Restructuring and other charges	26	(a)	53	(c)	18	(g)	44	(j)	97	(m)
Insurance recoveries	—		—		—		—		(19)
Forestland sales	—		(62	) (d)	—		—		(62	)(d)
Net losses (gains) on sales and impairments of businesses	(1)		137	(e)	(314	)(h)	(315	)(k)	1,420	(n)
Interest expense, net	80		148		61		141		297

Earnings (Loss) From Continuing Operations Before Income Taxes and	—		—		—
Minority Interest	294	(a)	99	(c-e)	606	(g,h)	900	(j,k)	(1,124	)(d,m,n)
Income tax provision	89		33		143		232		17
Minority interest expense, net of taxes	5		4		6		11		9

Earnings (Loss) From Continuing Operations	200	(a)	62	(c-e)	457	(g,h)	657	(j,k)	(1,150	)(d,m,n)
Discontinued Operations, net of taxes and minority interest	(10	) (b)	21	(f)	(23	)(i)	(33	)(l)	(3	)(o)

Net Earnings (Loss)	$190	(a,b)	$83	(c-f)	$434	(g-i)	$624	(j-l)	$(1,153	)(d,m-o)

Basic Earnings Per Common Share
Earnings (loss) from continuing operations	$0.46	(a)	$0.13	(c-e)	$1.03	(g,h)	$1.50	(j,k)	$(2.36	)(d,m,n)
Discontinued operations	(0.02	)(b)	0.04	(f)	(0.05	)(i)	(0.07	)(l)	(0.01	)(o)

Net earnings (loss)	$0.44	(a,b)	$0.17	(c-f)	$0.98	(g-i)	$1.43	(j-l)	$(2.37	)(d,m-o)

Diluted Earnings Per Common Share
Earnings (loss) from continuing operations	$0.46	(a)	$0.13	(c-e)	$1.02	(g,h)	$1.49	(j,k)	$(2.36	)(d,m,n)
Discontinued operations	(0.02	) (b)	0.04	(f)	(0.05	)(i)	(0.07	)(l)	(0.01	)(o)

Net earnings (loss)	$0.44	(a,b)	$0.17	(c-f)	$0.97	(g-i)	$1.42	(j-l)	$(2.37	)(d,m-o)

Average Shares of Common Stock Outstanding - Diluted	431.2		487.2		448.4		440.4		486.6

Cash Dividends Per Common Share	$0.25		$0.25		$0.25		$0.50		$0.50

The accompanying notes are an integral part of these financial statements.

Certain 2006 amounts have been revised to reflect the retrospective application of a change in accounting for planned major maintenance activities.

(a)	Includes $17 million ($11 million after taxes) of accelerated depreciation charges for long-lived assets being removed from service, and $9 million ($5 million after taxes) of other charges, associated with the Company’s Transformation Plan.

(b)	Includes a pre-tax charge of $6 million ($4 million after taxes) for adjustments relating to the sale of the wood products business, a pre-tax charge of $5 million ($3 million after taxes) for adjustments relating to the sale of the beverage packaging business, and the operating results of these businesses.

(c)	Includes a pre-tax charge of $49 million ($29 million after taxes) for severance and other charges associated with the Company’s Transformation Plan and a $4 million charge ($3 million after taxes) for a legal settlement.

(d)	Includes a pre-tax credit of $62 million ($39 million after taxes) for gains on sales of U.S. forestlands included in the Company’s Transformation Plan.

(e)	Includes a pre-tax charge of $85 million ($53 million after taxes) to adjust the carrying value of the assets of the Company’s coated and supercalendered papers business to their estimated fair value based on the terms of the definitive sales agreement signed in the second quarter of 2006, and a pre-tax charge of $52 million ($37 million after taxes) to write down the carrying value of certain assets in Brazil to their estimated fair value.

(f)	Includes a pre-tax charge of $16 million ($10 million after taxes) to reduce the carrying value of the net assets of the kraft papers business to their estimated fair value, and the quarterly operating results of the company’s kraft papers, Brazilian coated papers, wood products and beverage packaging businesses.

(g)	Includes $12 million ($7 million after taxes) of accelerated depreciation charges for long-lived assets being removed from service, and $6 million ($4 million after taxes) of severance and other charges, associated with the Company’s Transformation Plan.

(h)	Includes a pre-tax gain of $103 million ($96 million after taxes) on the sale of the Arizona Chemical business, a pre-tax gain of $205 million ($164 million after taxes) related to the asset exchange for the Luiz Antonio mill in Brazil, and a $6 million pre-tax credit ($4 million after taxes) for adjustments to the loss on the sale of the coated and supercalendered papers business.

(i)	Includes a pre-tax gain of $21 million ($9 million after taxes) relating to the sale of the wood products business, a pre-tax loss of $15 million ($39 million after taxes) for adjustments to the loss on the sale of the beverage packaging business, a pre-tax gain of $6 million ($4 million after taxes) for adjustments to the loss on the sale of the kraft papers business, a $10 million pre-tax credit ($6 million after taxes) for additional refunds received from the Canadian government of duties paid by the Company’s Weldwood of Canada Limited business, and the operating results of the beverage packaging and wood products businesses.

(j)	Includes $29 million ($18 million after taxes) of accelerated depreciation charges, and $15 million ($9 million after taxes) for severance and other charges, associated with the Company’s Transformation Plan.

(k)	Includes a pre-tax gain of $113 million ($101 million after taxes) on the sale of the Arizona Chemical business, a pre-tax gain of $205 million ($159 million after taxes) related to the asset exchange for the Luiz Antonio mill in Brazil, a $6 million pre-tax loss ($4 million after taxes) for adjustments to the loss on the sale of UK and Ireland box plants, a $6 million pre-tax credit ($4 million after taxes) for adjustments to the loss on the sale of the coated and supercalendered papers business, and a $3 million pre-tax loss ($3 million after taxes) for other small items.

(l)	Includes a pre-tax gain of $15 million ($5 million after taxes) relating to the sale of the wood products business, a pre-tax loss of $20 million ($42 million after taxes) for adjustments to the loss on the sale of the beverage packaging business, a pre-tax gain of $6 million ($4 million after taxes) for adjustments to the loss on the sale of the kraft papers business, a $10 million pre-tax credit ($6 million after taxes) for additional refunds received from the Canadian government of duties paid by the Company’s Weldwood of Canada Limited business, and the year-to-date operating results of the beverage packaging and wood products businesses.

(m)	Includes a pre-tax charge of $67 million ($40 million after taxes) for severance and other charges associated with the Company’s Transformation Plan, a pre-tax charge of $8 million ($5 million after taxes) for losses on early debt extinguishment, and a pre-tax charge of $22 million ($14 million after taxes) for legal reserves.

(n)	Includes a pre-tax charge of $1.4 billion ($1.3 billion after taxes) to reduce the carrying value of the net assets of the coated and supercalendered papers business to their estimated fair value, and a pre-tax charge of $52 million ($37 million after taxes) to write down the carrying value of certain assets in Brazil to their estimated fair value.

(o)	Includes a pre-tax charge of $116 million ($71 million after taxes) to reduce the carrying value of the net assets of the kraft papers business to their estimated fair value, and the year-to-date operating results of the company's kraft papers, Brazilian coated papers, wood products and beverage packaging businesses.

Reconciliation of Earnings Before

Special Items to Net Earnings

(In millions except for per share amounts)

	Three Months Ended June 30,		Three Months Ended March 31, 2007	Six Months Ended June 30,
	2007	2006		2007	2006
Earnings Before Special Items	$223	$145	$203	$426	$203
Restructuring and other charges	(16)	(32)	(11)	(27)	(59)
Insurance recoveries	—	—	—	—	12
Net gains (losses) on sales and impairments of businesses	(7)	(90)	264	257	(1,342)
Forestland sales	—	39	—	—	39
Interest Income	—	—	1	1	—
Income tax adjustments	—	—	—	—	(3)

Earnings (Loss) Per Common Share from Continuing Operations	200	62	457	657	(1,150)
Discontinued operations	(10)	21	(23)	(33)	(3)

Net Earnings (Loss) as Reported	$190	$83	$434	$624	$(1,153)

	Three Months Ended June 30,		Three Months Ended March 31, 2007	Six Months Ended June 30,
	2007	2006		2007	2006
Diluted Earnings per Common Share
Earnings Per Share Before Special Items	$0.52	$0.30	$0.45	$0.97	$0.42
Restructuring and other charges	(0.04)	(0.07)	(0.02)	(0.06)	(0.13)
Insurance recoveries	—	—	—	—	0.02
Net gains (losses) on sales and impairments of businesses	(0.02)	(0.18)	0.59	0.58	(2.75)
Forestland sales	—	0.08	—	—	0.08

Earnings (Loss) Per Common Share from Continuing Operations	0.46	0.13	1.02	1.49	(2.36)
Discontinued operations	(0.02)	0.04	(0.05)	(0.07)	(0.01)

Diluted Earnings (Loss) per Common Share	$0.44	$0.17	$0.97	$1.42	$(2.37)

Notes:

(1)	The company calculates Earnings Before Special Items by excluding the after-tax effect of the adoption of new accounting standards and items considered by management to be unusual from the net earnings (loss) reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information along with net earnings (loss) provides for a more complete analysis of the results of operations by quarter. Net earnings (loss) is the most directly comparable GAAP measure.

(2)	Diluted earnings per common share reflect the inclusion of contingently convertible securities in the computation.

(3)	Certain 2006 amounts have been revised to reflect the retrospective application of a change in accounting for planned major maintenance activities.

(4)	Since diluted earnings per share are computed independently for each period, six-month per share amounts may not equal the sum of the respective quarters.

International Paper

Sales and Earnings by Industry Segment

Preliminary and Unaudited

(In Millions)

Sales by Industry Segment

	Three Months Ended June 30,			Three Months Ended March 31, 2007	Six Months Ended June 30,
	2007	2006			2007	2006
Printing Papers (2)	$1,610	$1,810	(3)	$1,540	$3,150	$3,615	(3)
Industrial Packaging	1,315	1,240		1,235	2,550	2,415
Consumer Packaging (2)	790	630		750	1,540	1,245
Distribution	1,720	1,690		1,675	3,395	3,340
Forest Products	90	205		85	175	440
Other Businesses (5)	—	235		135	135	460
Corporate and Inter-segment Sales	(234)	(94)		(203)	(437)	(273)

Net Sales	$5,291	$5,716		$5,217	$10,508	$11,242

Operating Profit by Industry Segment

	Three Months Ended June 30,		Three Months Ended March 31, 2007	Twelve Months Ended June 30,
	2007	2006(1)		2007	2006(1)
Printing Papers (2)	$249	$217 (4)	$231	$480	$322 (4)
Industrial Packaging	139	86	103	242	115
Consumer Packaging (2)	48	36 (4)	61	109	83 (4)
Distribution	38	36	29	67	63
Forest Products	98	160	100	198	350
Other Businesses (5)	—	17	6	6	30

Operating Profit	572	552	530	1,102	963
Interest expense, net	(80)	(148)	(61)	(141)	(297)
Minority interest (6)	6	2	5	11	5
Corporate items, net	(179)	(179)	(164)	(343)	(359)
Restructuring and other charges	(26)	(53)	(18)	(44)	(97)
Insurance recoveries	—	—	—	—	19
Forestland sales	—	62	—	—	62
Net gains (losses) on sales and impairments of businesses	1	(137)	314	315	(1,420)

Earnings (Loss) From Continuing Operations Before Income Taxes and Minority Interest	$294	$99	$606	$900	$(1,124)

(1)	Prior-period information has been revised to reflect the retrospective application of a change in accounting for planned major maintenance activities.

(2)	Reflects the reclassification of the European coated paperboard business from Printing Papers to Consumer Packaging.

(3)	Includes $385 million and $780 million for the three months and six months ended June 30, 2006, respectively, from the U.S. coated and supercalendered papers business sold in 2006.

(4)	Includes a 2006 second-quarter special charge of $8 million before taxes in the Consumer Packaging segment for asset write-offs and a credit of $8 million before taxes in the Printing Papers segment for a tax settlement in Brazil.

(5)	Includes Arizona Chemical, European Distribution and certain smaller businesses.

(6)	Operating profits for industry segments include each segment’s percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax minority interest for these subsidiaries is added here to present consolidated earnings before income taxes and minority interest.

International Paper

Sales Volume by Product (1) (2)

Preliminary and Unaudited

International Paper Consolidated

	Three Months Ended June 30,			Three Months Ended March 31, 2007		Six Months Ended June 30,
	2007		2006			2007		2006
Printing Papers (In thousands of short tons)
U.S. Uncoated Papers	949		991	982		1,931		2,017
European & Russian Uncoated Papers	354		340	376		730		719
Brazilian Uncoated Papers	198		114	144		342		232
Asian Uncoated Papers	7		5	5		12		8

Uncoated Papers	1,508		1,450	1,507		3,015		2,976
Coated Papers	—		491	—		—		993
Market Pulp (3)	337		289	335		672		574
Packaging (In thousands of short tons)
Container of the Americas	905		930	882		1,787		1,831
European Container (Boxes)	298		325	307		605		646
Other Industrial and Consumer Packaging	165		131	131		296		277

Industrial and Consumer Packaging	1,368		1,386	1,320		2,688		2,754
Containerboard	457		438	392		849		934
Bleached Packaging Board	496	(4)	358	491	(4)	987	(4)	696
Coated Bristols	103		102	100		203		210
Saturated and Bleached Kraft Papers	63		74	53		116		134

(1)	Sales volumes include third party and inter-segment sales.

(2)	Sales volumes for divested businesses are included through the date of sale, except for discontinued operations.

(3)	Includes internal sales to mills.

(4)	Includes sales for International Paper & Sun Cartonboard Co., Ltd. (in which International Paper acquired a 50% interest in the fourth quarter of 2006).

INTERNATIONAL PAPER

CONSOLIDATED BALANCE SHEET

Preliminary and Unaudited

(In Millions)

	June 30, 2007	December 31, 2006
Assets
Current Assets
Cash and Temporary Investments	$1,681	$1,624
Accounts and Notes Receivable, Net	3,000	2,704
Inventories	2,013	1,909
Assets of Businesses Held for Sale	38	1,778
Deferred Income Tax Assets	508	490
Other	184	132

Total Current Assets	7,424	8,637

Plants, Properties and Equipment, Net	9,678	8,993
Forestlands	725	259
Investments	616	641
Goodwill	3,526	2,929
Assets Held for Exchange	—	1,324
Deferred Charges and Other Assets	1,183	1,251

Total Assets	$23,152	$24,034

Liabilities and Common Shareholders’ Equity
Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$525	$692
Liabilities of Businesses Held for Sale	13	333
Accounts Payable and Accrued Liabilities	3,351	3,616

Total Current Liabilities	3,889	4,641

Long-Term Debt	6,219	6,531
Deferred Income Taxes	2,805	2,233
Other Liabilities	2,393	2,453
Minority Interest	242	213
Common Shareholders’ Equity
Invested Capital	3,560	4,226
Retained Earnings	4,044	3,737

Total Common Shareholders’ Equity	7,604	7,963

Total Liabilities and Common Shareholders’ Equity	$23,152	$24,034

INTERNATIONAL PAPER

CONSOLIDATED STATEMENT OF CASH FLOWS

Preliminary and Unaudited

(In Millions)

	Six Months Ended June 30,
	2007	2006
Operating Activities
Net earnings (loss)	$624	$(1,153)
Discontinued operations, net of taxes and minority interest	33	3

Earnings (loss) from continuing operations	657	(1,150)
Depreciation and amortization	531	596
Deferred income tax expense, net	95	9
Restructuring and other charges	44	97
Payments related to restructuring and legal reserves	(38)	(41)
Insurance recoveries	—	(19)
Net (gains) losses on sales and impairments of businesses	(315)	1,358
Periodic pension expense, net	105	189
Other, net	186	182
Changes in current assets and liabilities
Accounts and notes receivable	(156)	(140)
Inventories	(118)	(4)
Accounts payable and accrued liabilities	(233)	(203)
Other	(70)	(113)

Cash provided by operations—continuing operations	688	761
Cash (used for) provided by operations—discontinued operations	(53)	111

Cash Provided by Operations	635	872

Investment Activities
Invested in capital projects	(477)	(470)
Proceeds from divestititures	1,670	—
Other	(103)	(26)

Cash provided by (used for) investment activities—continuing operations	1,090	(496)
Cash used for investment activities—discontinued operations	(12)	(71)

Cash Provided by (Used for) Investment Activities	1,078	(567)

Financing Activities
Repurchases of common stock	(1,073)	—
Issuance of common stock	71	21
Issuance of debt	2	501
Reduction of debt	(467)	(1,957)
Change in book overdrafts	1	(23)
Dividends paid	(223)	(247)
Other	—	(8)

Cash used for financing activities—continuing operations	(1,689)	(1,713)
Cash provided by financing activities—discontinued operations	—	23

Cash Used for Financing Activities	(1,689)	(1,690)

Effect of Exchange Rate Changes on Cash	33	18

Change in Cash and Temporary Investments	57	(1,367)
Cash and Temporary Investments
Beginning of the period	1,624	1,641
End of the period	$1,681	$274

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